EXHIBIT 5

September 24, 2018

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

Re:	Patterson Companies, Inc.
Registration Statement on Form S-8
Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan
Employment Inducement Awards

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of (a) 7,500,000 shares of common stock to be issued under the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan, (b) 56,481 shares issuable upon vesting of an inducement award of restricted stock units granted on December 1, 2017 to Mark S. Walchirk in connection with commencement of his employment, (c) 30,878 shares issuable upon vesting of an inducement award of restricted stock units granted on June 29, 2018 to Donald J. Zurbay in connection with commencement of his employment, and (d) 99,250 shares issuable upon exercise of an inducement award of stock options granted on June 29, 2018 to Mr. Zurbay in connection with commencement of his employment, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the provisions of the plan or, in the case of the inducement awards, the award agreement, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Patterson Companies, Inc.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary
Patterson Companies, Inc.